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                                                                    EXHIBIT 99.1

            [SAN JUAN BASIN ROYALTY TRUST - NEWS RELEASE STATIONERY]


                                                                    NEWS RELEASE



SAN JUAN BASIN ROYALTY TRUST
REPORTS INCREASE IN CAPITAL BUDGET


FORT WORTH, Texas, October 27, 2000 -- Bank One, Texas, N.A., as Trustee of the San Juan Basin Royalty Trust (the "Trust"), today reported that Burlington Resources Oil & Gas Company has revised the capital budget estimate for properties subject to the Trust's royalty interest upward from $18.5 million to $24.5 million for calendar year 2000. The principal asset of the Trust consists of a 75% net overriding royalty interest carved out of certain oil and gas leasehold and royalty interests in the San Juan Basin located in San Juan, Rio Arriba and Sandoval Counties of northwestern New Mexico (the "Trust Properties"). Burlington is the operator of most but not all of the Trust Properties. The Trust Properties have historically produced gas primarily from the Fruitland Coal, Pictured Cliffs, Mesaverde and Dakota formations.

The projected increase is to cover the costs of (a) the drilling of six new wells on Trust Properties not operated by Burlington; (b) multiple completions to the Dakota and Pictured Cliffs formations in wells heretofore budgeted for completion only to the Mesaverde formation; and (c) additional tubing and other facilities at existing wells, as required to maintain production in the face of an increase in pressure on the gathering system operated by Williams Field Services on which gas produced from those wells is transported.



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Contact:    Lee Ann Anderson, Vice President
            Bank One, Texas, N.A.

            Phone: (817) 884-4630